UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – March 28, 2013

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GILLA INC.
 (Exact Name of Registrant as Specified in its Charter)

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NEVADA	000-28107	88-0399260
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

112 North Curry Street, Carson City, Nevada 89703
(Address of principal executive offices)

(416) 843-2881
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.02                 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On November 21, 2012, Gilla Inc. (the “Company”) completed a “reverse merger” with Snoke Distribution Canada Ltd. (“Snoke Distribution”).  Snoke Distribution became a wholly-owned subsidiary of the Company, and the former shareholders of Snoke Distribution were issued shares of the Company’s common stock.

Snoke Distribution was the holder of an Exclusive Distribution Agreement (“Distribution Agreement”), dated November 24, 2011, with German manufacturer Ecoreal GmbH & Co. KG (the “Manufacturer”) for the exclusive rights to distribute all Snoke electronic cigarette products in North America, the United Kingdom, Mexico and the Caribbean (“Snoke Rights”). The Snoke Rights had a five year term, which term was to automatically renew in perpetuity unless there was a breach of the Distribution Agreement.

On March 9, 2013, Snoke Distribution received a Termination of Exclusive Distribution Agreement notice whereby the Manufacturer terminated the Distribution Agreement on the basis that Snoke Distribution did not receive the Manufacturer’s prior written approval of a change of Snoke Distribution’s shareholders.

The Company is not in agreement with the Manufacturer’s position regarding the termination of these rights; however, on March 28, 2013, the Company subsequently acknowledged the termination, as significant doubt existed regarding the ability of the Manufacturer to meet the terms of the Distribution Agreement.  The Company was substantially dependent on the Manufacturer’s ability to deliver products on a timely basis to meet operational needs. The Company has decided to source a more reliable supplier of product.

ITEM 8.01                 OTHER EVENTS

On March 28, 2013, the Company issued a press release announcing it has acknowledged the termination of its Distribution Agreement with the German Manufacturer and has requested its deposit for inventory to be returned immediately. Management believes that it can source a more reliable supply from other manufactures and will begin the process of securing product immediately.

A copy of such press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01                 FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated March 28, 2013 from Gilla Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GILLA INC.

Date: April 1, 2013	By:	/s/ J. Graham Simmonds
Name: J. Graham. Simmonds
Title: Chief Executive Officer